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                                 EXHIBIT 10(d)



                                                November 27, 1990 As Amended and
                                                Restated as of February 3, 1994



   Mr. Michael S. Blum

   Dear Michael,

     The following is a restatement of the Letter Agreement dated November 27, 1990 between Heller International Corporation and you detailing the terms and conditions of your employment as Chief Executive Officer of Heller International Corporation as amended as of February 3, 1994.

                                LETTER AGREEMENT
                                ----------------

   Heller International Corporation (hereinafter sometimes referred to as the "Company" or "Heller") agrees to employ you as chairman of the Board of Directors and its Chief Executive Officer effective as of November 26, 1990 and you agree to accept such employment under the terms and conditions provided in this Letter Agreement. In this capacity, you shall have the usual powers and duties vested in the office of the chairman of the board of directors and chief executive officer of a corporation of the size, stature, and nature of the Company. Consistent with and under the ultimate authority which reposes in the Board of Directors of the Company, you will have full authority over and the responsibility for overall policy making and for the day-to-day operations of the Company, including, without limitation, the right to hire and fire personnel of the Company and its subsidiaries and to set guidelines as to credit policy, personnel compensation and the nature and pricing of the business of the
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   Mr. Michael S. Blum
   February 3, 1994
   Page 2

   Company and its subsidiaries. In addition to the foregoing authorities and responsibilities, you also may be given additional authority and/or responsibility as deemed appropriate by the Board of Directors of the Company.

   The terms and conditions of your employment are specified below:

   1. Your employment, pursuant to this Letter Agreement, shall commence on November 26, 1990, and terminate on December 31, 1996, unless earlier terminated pursuant to paragraph 7. Your salary for the period from December 1, 1990 through November 30, 1991 was $475,000 on an annualized basis, and for the period from December 1, 1991 through November 30, 1992 was $575,000 on an annualized basis, and for the period from December 1, 1992, to November 30, 1993 was $650,000 on an annualized basis. Your salary from December 1, 1993 to November 30, 1994 shall be $60,417 per month, $725,000 on an annualized basis, and your salary from December 1, 1994 to December 31, 1996 shall be subject to negotiations each year which shall recognize competitive analysis but in no event shall be lower than $725,000 on an annualized basis. Any additional increases in salary will be consistent with the Heller salary administration program and approved by the Board of Directors of the Company. Except as provided in paragraph 7 of this Letter Agreement, your salary will not be reduced below the levels stated in this paragraph during the term of this Letter Agreement.

   2. Assuming continued employment for the 1994, 1995 and 1996 plan years, you will be a participant in the annual Management Incentive Plan or whatever other incentive plan is established in

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   Mr. Michael S. Blum
   February 3, 1994
   Page 3

     place of the Management Incentive Plan for the calendar years 1994, 1995 and 1996 at a target bonus of 60% of salary, and your annual Management Incentive Plan bonus from the Management Incentive Plan or its successor plan will be no less than $125,000 per year. In calculating your bonus under this plan four measurements will be used, three financial measurements, Net Income, Return on Assets, and the Ratio of Non Earning Assets, weighted 50%, 10% and 30% respectively, and one non-financial measurement, "quality of assets", as determined by the Chairman of the Executive Committee of the Company with a 10% weight will be used for the years 1994, 1995 and 1996. The Company and you will agree to the specific target numbers for the three financial measurements for 1994, 1995 and 1996 as soon as practicable, but no later than March 4 of each such year. In the event no Management Incentive Plan is in effect for any year covered by this Letter Agreement, or in the event that any successor to the Management Incentive Plan provides you with a smaller bonus than you would have received under the Management Incentive Plan, as in effect on the date hereof, in any year covered by this Letter Agreement, the Company agrees to provide you with an individual incentive plan which, together with whatever successor plan is in effect, will provide you with the same bonus as you would have received if the Management Incentive Plan, as in effect on the date hereof, had continued to be in effect.

   3. You will continue to be a participant in the Long Term Incentive Plan for the 1992-1994 plan cycle. For 1993 and 1994 your annual target bonus under this plan will be 50% of your salary. In calculating your bonus under this plan for these years, three financial measurements will be used--Net Income, Return on Assets, and the Ratio on

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   Mr. Michael S. Blum
   February 3, 1994
   Page 4

     Non Earning Assets weighted 50%, 20% and 30% respectively. You will also be a participant in the 1994-1996 plan cycle of the Long Term Incentive Plan. For 1994, 1995 and 1996, your annual target bonus under this Plan will be 50% of your salary. In calculating your bonus under this plan for these years four measurements will be used: three financial measurements, Net Income, Return on Assets and the Ratio of Non earning Assets, weighted 50%, 10% and 30% respectively and one non-financial measurement "quality of assets", as determined by the Chairman of the Executive Committee of the Company with a 10% weight. The Company and you will agree to the specific target numbers for the 1994-1996 plan cycle using the 1994 budget numbers and 1995 and 1996 mid-range forecast numbers as soon as practicable, but no later than July 15, 1994. Assuming continued employment throughout the term of this Letter Agreement, you are guaranteed a payment for each plan year of no less than $100,000. You will also be eligible to participate in any successor Long Term Incentive Plans of the Company for the period that you are employed by the Company under this Letter Agreement.

   4. Except as it relates to pension vesting credit, all obligations under your prior Letter Agreement with the company dated June 5, 1986 are satisfied.

   5. You will continue to be eligible for the normal executive perquisites outlined in the Company's policies except that your annual allowance for financial counseling, tax and financial legal assistance, will be $12,000.

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   Mr. Michael S. Blum
   February 3, 1994
   Page 5

     Expenses associated with the legal review of this amended Letter
     Agreement will be reimbursed under the $12,000 total for 1993. Normal monthly dues and special assessments relating to the country club membership heretofore paid for by the Company will be borne by the Company.

   6. a. You will continue to be covered under all Heller health, welfare, and pension programs including the "excess IRS" supplemental coverage to which you are now entitled. Specifically, as part of this coverage, you will receive credit for vesting purposes under the Company's retirement plan for your years of service with General Electric and you will also receive a supplemental pension under the "Supplemental Executive Retirement Plan" which, together with the benefits you are entitled to receive under the Company's retirement plan, provides you with a benefit equivalent to the amount you would have received under the Company's retirement plan without regard to the annual retirement benefit limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code, as amended from time to time.

     b. In addition to the foregoing benefits, if you retire on or after August 30, 1994, the Company will provide you, under a supplemental pension arrangement, "early retirement pension benefits" calculated consistent with the Company's pension formula in place at that time (the 15 years service requirement will be waived). Your right to receive these "early retirement pension benefits" upon retirement on or after August 30, 1994 as described herein will not be affected in any way by any termination or cessation of your employment with the Company except termination for "cause" as defined in paragraph 7(c) of this Letter Agreement.

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Mr. Michael S. Blum
February 3, 1994
Page 6

       c. If your employment ends due to your death during the term of this Letter Agreement, the Company shall pay to your legal representatives all amounts and benefits which have accrued under this Letter Agreement but which have not been paid out; including, but not limited to, amounts accrued as of the date of your death under the Management Incentive Plan and the Long Term Incentive Plan. Such amounts shall be paid in a lump sum to your estate or beneficiary within 45 days of the end of the year of your death.

    7. (a) 1) if your employment is terminated by the Company at its election for any reason other than for "cause", as defined in subparagraph (b) below, or 2) if employment is terminated by you at your election, because there has been a significant diminution of your assigned duties and responsibilities then the Company will pay you, subject to the provisions of paragraph 8 hereof, severance benefits consisting of all of the following:

         (i) Salary through the later of (x) December 31, 1996 or (y) the last day of the twelfth month following the month in which such termination shall have occurred (the later of (x) or (y) being called the "Full Salary Cutoff Date") at full salary in effect at the time of your termination and 50% of your then current salary from the Full Salary Cutoff Date through August 30, 1998.

         (ii) For the year in which your employment is terminated, you will receive a pro rata Management Incentive Plan bonus based on your termination date, calculated at the end of the Plan year, but no less than a pro rata portion of your

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   Mr. Michael S. Blum
   February 3, 1994
   Page 7

            minimum guarantee. If termination occurs prior to December 31 of any year, you will not be eligible for a Management Incentive Plan bonus for any subsequent year.

      (iii) For the year in which your employment is terminated, you will receive a pro rata Long Term Incentive Plan bonus based on your termination date, calculated at the end of the Plan, but no less than a pro rata portion of your minimum guarantee.

       (iv) Deleted

        (v) You will continue to be covered for all health, welfare, and pension benefits, including pension service credit (but excluding disability coverage) through August 30, 1998.

       (vi) Perquisites will continue through the Full Salary Cutoff Date.

   (b) For purposes of this Letter Agreement, termination of your employment by the Company shall be deemed to have been for "cause" only

        (i) if such termination shall have been the result of fraud or other criminal conduct on your part resulting in material adverse impact upon the Company or any of its affiliates, including impact upon its reputation, or

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   Mr. Michael S. Blum
   February 3, 1994
   Page 8


       (ii) if there has been a material and willful breach on your part of your responsibilities and/or a willful failure to comply with the reasonable directives or policies of the Company's Board of Directors, but in each case, only if you shall have received written notice from the Company specifying the breach or failure to comply complained of, demanding that you remedy such breach or failure to comply and affording you an opportunity to be heard in connection therewith, and if you either shall have failed to remedy such alleged breach or failed to comply within 30 days from your receipt of such written notice or shall have failed to take all reasonable steps to that end during such 30-day period and thereafter.

 7 (c) 1) If your employment is terminated "for cause" as defined in paragraph 7(b) above, you will immediately be deemed to have forfeited the right to receive any payment or benefits not paid prior to the date of such termination (other than accrued and unpaid salary and any prior year's Management Incentive Plan bonus earned but not yet paid) and coverage (including, without limitation, future accrual of service credit) under all pension and other benefit plans and all perquisites shall cease immediately, subject only to statutory rights to continuation of health benefits.


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   Mr. Michael S. Blum
   February 3, 1994
   Page 9

 7  (c)  2) If you resign for any reason other than that specified in Paragraph
         7a2 above, you will immediately be deemed to have forfeited (A) the right to receive any payment under (1) the Management Incentive Plan "(this shall not include amounts already credited to the Executive Deferral Compensation Plan)" and (2) the Long Term Incentive Plan "(this shall not include amounts already credited to the Executive Deferred Compensation Plan)" in each case as in effect at the date of any such resignation, and (B) salary under Paragraph 1 above and perquisites under Paragraph 5 above for any periods subsequent to the date of such resignation.

    (d) In the event you and the Company do not reach a mutually acceptable agreement regarding your employment subsequent to December 31, 1996:
         (i) you will continue to receive all incentive compensation as provided for in this Letter Agreement until December 31, 1996, (ii) you will also receive your full salary at the then current rate until December 31, 1996 or nine months from the date on which the Company notifies you that it does not intend to extend your employment whichever is later and, thereafter at the rate of 50% of your then current salary through August 30, 1998, (iii) you will also receive all health, welfare, and pension benefits including pension service credit (but excluding disability coverage) through August 30, 1998; and (iv) you will also receive all of your perquisites through December 31, 1997. If at any time while you are receiving payments at the rate of 50% of your salary under the preceding sentence you are employed full time in a position with an annual salary equal to or

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   Mr. Michael S. Blum
   February 3, 1994
   Page 10

         greater than $100,000, (i) your monthly salary from the Company will be immediately reduced by the amount of your new monthly salary but in no event below $1,000 per month through August 30, 1998, and (ii) you will continue to be covered for all health, welfare, and pension benefits including pension service credit (but excluding disability coverage) through August 30, 1998 (subject to reduction/cancellation of health benefits to the extent you are covered for same by your new employer.

   8. With respect to any dispute regarding the nature of a termination of your employment or your rights following such a termination, the parties agree that any such dispute shall be submitted to and determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the parties agree to be bound by the decision in any such arbitration proceeding.

   9. The terms relating to Heller benefits and incentive plans referred to in this Letter Agreement may be changed by the Board of Directors or any of its committees and such changes shall not be deemed to be a breach of this Letter Agreement, except that no such change shall reduce your health, welfare and/or pension benefits, unless such changes are applicable to all the Company's employees nor shall such changes reduce your perquisites, and/or the minimum amounts of your annual Management Incentive Plan or Long Term Incentive Plan bonus.


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   Mr. Michael S. Blum
   February 3, 1994
   Page 11


     If you are in accord with the foregoing, please so indicate by countersigning and returning the enclosed copy of this letter.

                                   Very truly yours,

                                   HELLER INTERNATIONAL
                                   CORPORATION



                                   By:  Tomohiro Kamio
                                      ----------------
                                        Tomohiro Kamio

   Agreed:


   Michael S. Blum
   ---------------
   Michael S. Blum



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